EXHIBIT 2.1
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                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            AMOCO PRODUCTION COMPANY

                                   ("SELLER")

                                       AND

                                 TEJAS GAS CORP.

                                  ("PURCHASER")

                                      DATED

                                NOVEMBER 6, 1997

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
                                TABLE OF CONTENTS

                       SECTIONS OF THE DISCLOSURE SCHEDULE

  SECTION #           DISCLOSURE SCHEDULE
     4.4              Subsidiaries
     4.5              Financial Statements
     4.6              Absence of Undisclosed Liabilities
     4.7              Assets
   4.8(a)             Owned Real Property
   4.8(b)             Rights-of-Way
   4.8(c)             Leases
     4.9              Material Contracts
    4.10              Environmental Matters
    4.11              Litigation
    4.14              Absence of Changes
   7.2(b)             Seller Consents
   7.3(b)             Purchaser Consents
  9.3(f)(i)           Employee Benefit Plans and Policies
 9.3(f)(vi)           Severance
     9.5              Employees

EXHIBITS



 EXHIBIT #          EXHIBIT NAME                                  PAGE NO.
 ---------          ------------                                  --------
    1.1             Working Capital                                    7
  7.2(e)            Form of Opinion of Seller's Counsel                18
  7.2(a)            Form of  Assignment and Assumption Agreement       18
  7.2(h)            Utilities Agreement                                18
  7.2(i)            Form of Affiliate Contract Amendments              18
  7.3(d)            Form of Opinion of Purchaser's Counsel             19

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("AGREEMENT") is made on the 6th day of November, 1997, by and between Tejas Gas Corp., a corporation incorporated under the laws of Nevada and having an address at 1301 McKinney, Suite 700, Houston, Texas 77010 (the "PURCHASER") and Amoco Production Company, a corporation incorporated under the laws of the State of Delaware, United States of America and having an address at 200 East Randolph Drive, Chicago, Illinois 60601, United States of America (the "SELLER"). The Purchaser and the Seller are sometimes referred to herein as the "PARTIES." Unless otherwise indicated, capitalized terms used but not defined prior to the first usage herein are defined in Article I.

                                    RECITALS

A. The Seller owns one hundred percent (100%) of the issued and outstanding capital stock of Amoco Gas Company, a Delaware corporation (the "COMPANY").

B. The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding capital stock of the Company.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITION OF CERTAIN TERMS. The terms defined in this Section 1.1, whenever used in this Agreement (including in the Disclosure Schedule), shall have the respective meanings indicated below for all purposes of this Agreement.

            "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator, mediator or Governmental Authority.

            "AETC"  shall have the  meaning  ascribed  to such term in Section
7.2(g).

            "AETC CONTRACTS" shall have the meaning ascribed to such term in
Section 3.3 hereof.

            "AFFILIATE" of a Person means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

            "AGREEMENT" means this Stock Purchase Agreement, including the Disclosure Schedule hereto and all Exhibits, Schedules or other attachments.

            "AMOCO AFFILIATE" means any company wholly owned, directly or indirectly by Amoco Corporation, an Indiana corporation.

            "AMOCO SAVINGS PLAN" shall have the meaning ascribed to such term in
Section 9.3(f) (iii) hereof.

            "APPLICABLE LAW" means all applicable provisions of all (i) Laws and (ii) Governmental Approvals.

            "AMOCO RETIREMENT PLAN" shall have the meaning ascribed to such term in Section 9.3(f)(ii) hereof.

            "AMOCO SEVERANCE PLAN" shall have the meaning ascribed to such term in Section 9.3(f)(vi) hereof.

            "AUDIT PROCEEDINGS" shall have the meaning ascribed to such term in
Section 8.2 hereof.

            "BUSINESS DAY" means a day of the year on which banks are not required or authorized to be closed in the State of Texas.

            "CLOSING" shall have the meaning ascribed to such term in Section
3.1 hereof.

            "CLOSING DATE" shall have the meaning ascribed to such term in
Section 3.1 hereof.

            "CLOSING DATE VOLUME" shall have the meaning ascribed to such term in Section 3.2(c) hereof.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "COMPANY" shall mean Amoco Gas Company, a Delaware corporation.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in Section 6.6 hereof.

            "CONFIDENTIAL INFORMATION" shall mean any information concerning the business and affairs of the Company.

            "CONSENT" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority, in each case only if the failure to obtain, file, report or give notice would be material to the Company.

            "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "DECEMBER 31, 1996 FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.5 hereof.

            "DISCLOSURE SCHEDULE" shall have the meaning ascribed to such term in Article IV hereof.

            "EMPLOYEE PLANS" means all of the Company's employee benefit plans established, maintained or contributed to by the Company or Amoco Corporation in which active or retired employees of the Company or their beneficiaries participate as listed in Section 9.3(f)(i) of the Disclosure Schedule.

            "EMPLOYEES"  means  all  employees  of the  Company  as  listed on
Section 9.5 of the Disclosure Schedule.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESTIMATED PURCHASE PRICE" shall have the meaning ascribed to such term in Section 3.2(a).


            "FINANCIAL ADJUSTMENT AMOUNT" shall have the meaning ascribed to such term in Section 3.2(c) hereof.

            "FINAL PURCHASE PRICE CALCULATION" shall have the meaning ascribed to such term in Section 3.2(b) hereof.

            "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.5 hereof.

            "GAAP" shall mean generally accepted accounting principles.

            "GOVERNMENTAL APPROVAL" means any Consent of any Governmental Authority.

            "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof (including executive, legislative, judicial, regulatory, or administrative bodies thereof).

            "HART-SCOTT-RODINO ACT" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

            "HOUSTON SHIP CHANNEL INDEX" shall have the meaning ascribed to such term in Section 3.2(c) hereof.

            "INDEMNIFIED PARTY" shall have the meaning ascribed to such term in
Section 11.3 hereof.

            "INDEMNIFYING PARTY" shall have the meaning ascribed to such term in
Section 11.3 hereof.

            "JUNE 30, 1997 BALANCE SHEET" shall have the meaning ascribed to such term in Section 4.5 hereof.

            "JUNE 30, 1997 FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.5 hereof.

            "LAW" means any law, statute, regulation, code, ordinance, rule, order, judgment, Consent, decree, settlement agreement, governmental requirement, permit or license having the force of law enacted, promulgated, entered into, agreed, granted or imposed by any Governmental Authority.

            "LAZARD" shall have the meaning ascribed to such term in Section
4.15 hereof.

            "LEASES" shall have the meaning ascribed to such term in Section 4.8(c) hereof.

            "LEAVE" shall have the meaning ascribed to such term in 9.3(f)(i) hereof.

            "LIEN" means any mortgage, pledge, security interest, charge, right-of-way, easement, encroachment or encumbrance.

            "LOSS" means any loss, liability, deficiency, damage, claim or expense (including without limitation reasonable legal fees and expenses and fines and penalties).

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition of the Company, taken as a whole.

            "MATERIAL CONTRACTS" shall have the meaning ascribed to such term in
Section 4.9 hereof.

            "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "OWNED REAL PROPERTY" shall have the meaning ascribed to such term in Section 4.8(a) hereof.

            "PAD GAS" shall have the meaning ascribed to such term in Section 3.2(c) hereof.

            "PERMITTED LIENS" means (i) Liens securing liabilities which are reflected or reserved against in the Financial Statements to the extent so reflected or reserved, (ii) liens of carriers, warehousemen, mechanics and materialmen and incurred in the Ordinary Course of Business that individually and in the aggregate do not have a Material Adverse Effect; (iii) zoning, entitlements, land use, easements, rights of way, restrictions of record and other similar charges and encumbrances, or (iv) Liens that, individually and in the aggregate, do not materially detract from the value of any of the property or assets of the Company or materially interfere with the use thereof as currently used.

            "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

            "POTENTIAL SURPLUS EMPLOYEE" shall have the meaning ascribed to such term in Section 9.5 hereof.

            "PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.2 hereof.

            "PURCHASER'S SAVINGS PLAN" shall have the meaning ascribed to such term in Section 9.3(f)(iii) hereof.

            "PURCHASER'S PENSION PLAN" shall have the meaning ascribed to such term in Section 9.3(f)(ii) hereof.

            "REAL PROPERTY" means the Owned Real Property, the Rights-of-Way and the Leases.

            "REASONABLE EFFORTS" means reasonable efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation or arbitration.

            "RIGHTS-OF-WAY" shall have the meaning ascribed to such term in
Section 4.8(b) hereof.

            "SALES AND TRANSFER TAXES" shall have the meaning ascribed to such term in Section 8.1 hereof.

            "SHARES" shall have the meaning ascribed to such term in Section 4.4 hereof.

            "STRATTON RIDGE STORAGE CAVERN" shall mean the Stratton Ridge gas storage facility.

            "STOCK POWER" means a duly executed assignment document for the Shares.

            "SUBSIDIARY" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

            "TAX" or "TAXES" means all taxes, charges, fees, duties, levies or other assessments, including without limitation any local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, capital stock, franchise, employee income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

            "TAX RETURNS" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "THRESHOLD" shall have the meaning ascribed to such term in Section
11.4 hereof.

            "TRANSACTION DOCUMENTS" means this Agreement, the Stock Power and the agreements and other documents described in Sections 7.2 and 7.3.

            "TRANSACTION EXPENSES" shall have the meaning ascribed to such term in Section 9.3(b) hereof.

            "TRANSFER DATE" shall have the meaning ascribed to such term in
Section 9.5 hereof.

            "TRANSITION PERIOD" shall have the meaning ascribed to such term in
Section 9.5 hereof.

            "WARN AND WARN OBLIGATIONS" shall have the meanings ascribed to such terms in Section 9.3(f)(xi) hereof.

             "WORKING CAPITAL OF THE COMPANY" shall mean those current assets of the Company and its subsidiaries minus those current liabilities of the Company and its subsidiaries described in Exhibit 1.1 hereof.

            "WORKING GAS" shall have the meaning ascribed to such term in
Section 3.2(c) hereof.

      1.2   OTHER DEFINITIONAL PROVISIONS.

            (a) ACCOUNTING TERMS. Accounting terms (if any) which are not otherwise defined in this Agreement have the meanings given to them under GAAP.

            (b) HEREOF, ETC. The "HEREOF," "HEREIN" and "HEREUNDER" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause, Exhibit and Section of Disclosure Schedule references contained in this Agreement are references to Articles, Sections, clauses, Exhibits and Sections of the Disclosure Schedule in or to this Agreement, unless otherwise specified.


                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares (as defined below).

      2.2    PURCHASE PRICE.

            (a) The purchase price (the "Purchase Price") payable to the Seller shall be an amount equal to $162,100,000; plus (i) the amount by which the Working Capital of the Company as of the Closing exceeds zero or minus the amount by which the Working Capital of the Company as of the Closing is less than zero, as the case may be, plus or minus, as the case may be, (ii) the amount by which the value of the Working Gas on the Closing differs from the value of the Working Gas on the date hereof, plus or minus, as the case may be,
(iii) the amount by which the value of the natural gas attributable to the Company pipeline imbalances ("Pipeline Imbalances") at the Closing differs from the value of the Pipeline Imbalances on the date hereof.

      (b) The Estimated Purchase Price, determined as provided in Section 3.2, shall be paid by the Purchaser to the Seller by wire transfer of immediately available funds, to the account of the Seller at the Chase Manhattan Bank, New York, New York, Account No. 910-249-9747 (Route No. 221-000-021), at the Closing and the Purchase Price shall be determined and paid as provided in Section 3.2. The Seller shall furnish to the Purchaser written wiring instructions not less than one Business Day prior to the Closing.

                                   ARTICLE III
                                     CLOSING

      3.1 THE CLOSING. The closing of the purchase and sale of the Shares (the "CLOSING") shall take place at the offices of the Seller at 200 E. Randolph Drive, Chicago, IL 60601 at 2:00 p.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties hereto to consummate the transactions contemplated hereby or such other date as the Purchaser and the Seller may mutually determine (the "CLOSING DATE").

      3.2   PURCHASE PRICE CALCULATION.

      (a) ESTIMATED PURCHASE PRICE. At least three (3) days prior to the Closing, the Seller in good faith shall prepare in reasonable detail and deliver to the Purchaser a statement setting forth the Seller's calculations with respect to its best estimation of the Purchase Price (the "Estimated Purchase Price").

            (b) DETERMINATION OF PURCHASE PRICE. As soon as reasonably practicable and in any event within sixty (60) days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Seller a statement setting forth the Purchaser's calculation (the "Final Purchase Price Calculation") of the Purchase Price, including (i) the actual amount of Working Capital as of the Closing, (ii) the actual amount by which the value of the Working Gas on the Closing differs from the value of the Working Gas on the date hereof and (iii) the actual amount by which the value of the Pipeline Imbalances at the Closing differs from the value of the Pipeline Imbalances on the date hereof and, if the Purchase Price differs from the Estimated Purchase Price, the reasons therefor in reasonable detail. The Final Purchase Price Calculation shall contain sufficient detail to enable the Seller to relate the calculations contained therein to the books and records of the Company and its subsidiaries. The Purchaser shall cause the Company to make available to the Seller all information in the possession of the Company and its subsidiaries reasonably required for the Seller to verify whether the Final Purchase Price Calculation is correct. Within forty-five (45) days following the delivery of the Final Purchase Price Calculation, the Seller shall notify the Purchaser whether it agrees with the Final Purchase Price Calculation; PROVIDED, HOWEVER, that, if the Seller shall fail so to notify the Purchaser within such forty-five (45) day period, it shall be deemed to have agreed with the Final Purchase Price Calculation. If the Seller shall disagree with the Final Purchase Price Calculation, the Seller and the Purchaser shall endeavor in good faith to agree on the Purchase Price but, if they shall not agree within thirty (30) days following the Seller's notice to the Purchaser, either the Purchaser or the Seller may cause the issues in dispute to be referred for resolution to a nationally recognized firm of independent public accountants as the Purchaser and the Seller may mutually designate, and the Seller and the Purchaser shall cooperate, and the Purchaser shall cause the Company and its subsidiary to cooperate, with such firm of independent public accountants by making available to that firm such information, books and records and such personnel as such firm may reasonably request. The costs of such firm of independent public accountants shall be borne equally by the Purchaser and the Seller. The Purchaser and the Seller shall use all commercially reasonable efforts to cause such firm of independent public accountants to examine the books and records of the Company and its subsidiaries, as well as any other information that such firm may reasonably conclude is necessary to make such determination, and to make a determination with respect to such issues within sixty (60) days following the date such issues are referred to them. Any such determination shall be final and binding on the Purchaser and the Seller and may be enforced by appropriate judicial or other proceedings. The Purchase Price shall then be calculated by the Seller and the Purchaser based on those matters as to which they are in agreement and the determination by the independent public accountants as to those matters, if any, as to which they did not agree. If the Purchase Price as so determined (whether by agreement of the parties or determination by accountants) shall exceed the Estimated Purchase Price, the Purchaser shall pay the Seller the amount of such excess plus interest thereon from the Closing Date until paid at the "Prime rate" as published in the WALL STREET JOURNAL on the day before the day of payment, but, if the Final Purchase Price as so determined shall be less than the Estimated Purchase Price, the Seller shall pay the Purchaser the amount of such shortfall plus interest thereon from the Closing Date until paid at the Prime rate as published in the WALL STREET JOURNAL on the day before the day of payment, such payment in either case to be made within five (5) days following the final determination of the Purchase Price.

      (c) VALUE OF WORKING GAS. The working gas in the Stratton Ridge Storage Cavern (the "Working Gas") shall be valued as follows:

            (i) The amount of the Working Gas as of the Closing shall be determined by subtracting the amount of the Pad Gas and Financial Adjustment Amount from the Closing Date Volume.

                        (A) The "Closing Date Volume" is the amount of natural
            gas in the Stratton Ridge Cavern on the Closing. The amount of the Closing Date Volume shall be calculated by determining the change in volume in the Stratton Ridge Storage Cavern from June 30, 1997 to the Closing. This change in volume will be based upon metered receipts into and shipments out of the Stratton Ridge Storage Cavern between June 30, 1997 and the Closing. The Parties agree that the volume of natural gas in the Stratton Ridge Storage Cavern as of June 30, 1997 is 2,821 mmcf. The change in volume based on metered receipts into and out of the Stratton Ridge Storage Cavern shall be determined using substantially the same procedures the Company used for determination of the volume as of June 30, 1997. The volumes at the Closing shall be determined a MMBtu basis.

                        (B) The "Financial Adjustment Amount" is agreed to be
            375 mmcf, which is the amount the Parties agree is the appropriate amount by which to write down the amount of inventory in the Stratton Ridge Storage Cavern due to a difference between the inventory volume (calculated based on wellhead pressure) and the financial book volume (which is based on metered receipts and deliveries).

                        (C) The volume of gas which remains as a pad in the
            Stratton Ridge Storage Cavern ("Pad Gas") is agreed to be 1,029 mmcf.

                  (ii) The value of the Working Gas on the Closing shall be calculated by multiplying the volume of the Working Gas on the Closing Date determined in accordance with Section 3.2(c)(i) above, by the Houston Ship Channel Index as of January 1, 1998. The "Houston Ship Channel Index" is 100% of that certain price quoted by INSIDE F.E.R.C.'S GAS MARKET REPORT, in its first appropriate publication of each month, and identified in the section entitled "Delivered Spot-Gas Prices" and by Caption "Houston Ship Channel/Beaumont, Texas," "index (Large Package)" for sales of at least 3,500 mcf per day.

                  (iii) The value of the Working Gas as of the date hereof is agreed to be $4,506,060. The volume of the Working Gas on the date hereof is agreed to be 1,417 mmcf and the price of the natural gas on the date hereof is agreed to be $3.18 per mcf.

            (d)         VALUE OF PIPELINE IMBALANCES.

               (i) The Pipeline Imbalances at the Closing shall be valued as follows:

                        (A) The amount of Pipeline Imbalances as of the Closing
            shall be determined by subtracting and adding, as appropriate, the metered receipts for the changes in volume from September 30, 1997 to the Closing from 277 mmcf due to the Company. This change in volume from September 30, 1997 to the Closing shall be determined using substantially the same procedures the Company used for determination of the volume as of September 30, 1997. The volumes at the Closing shall be determined a MMBtu basis.

                        (B) The parties agree that the net Pipeline Imbalances
            as of the date hereof is 277 mmcf due to the Company.

                  (ii) The value of the Pipeline Imbalances on the Closing shall be calculated by multiplying the volume of the Pipeline Imbalances on the Closing, determined in accordance with 3.2(d)(i) above, by the Houston Ship Channel Index as of January 1, 1998.

                  (iii) The value of the Pipeline Imbalances on the date hereof is agreed to be $882,431. The volume of the Pipeline Imbalances on the date hereof is agreed to be 277 mmcf and the price of natural gas on the date hereof is agreed to be $3.18 per mcf.

      3.3 CLOSING DATE ACTIONS. The Company's trade accounts receivable (except pipeline imbalance accounts) and payable balances (except pipeline balance accounts) and the intercompany account balances (balance sheet account balances resulting from transactions with affiliates) as of the Closing Date will be assigned by the Company to the Seller or another Amoco Affiliate designated by the Seller (and the Seller or such Amoco Affiliate shall assume such accounts payable) immediately prior to the Closing. AETC shall retain any and all accounts receivable generated or resulting from the Material Contracts identified on the Disclosure Schedule as AETC contracts (the "AETC CONTRACTS") up to and including the Closing Date. The AETC Contracts shall be assigned to the Company and the Company shall assume the AETC Contracts as of the Closing and shall be entitled to the accounts receivable generated or resulting from the AETC Contracts from and after the Closing Date. Any and all cash of the Company as of the Closing Date shall be transferred by the Company to the Seller or another Amoco Affiliate designated by the Seller immediately prior to the Closing. No adjustments to the Purchase Price shall be made as a result of the assignments, transfers and assumptions described in this Section 3.3.

      3.4 DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.2 below, (ii) the Purchaser will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.3 below, (iii) the Seller will deliver to the Purchaser the stock certificate representing the Shares, endorsed in blank or accompanied by the Stock Power, and (iv) the Purchaser will deliver to the Seller the Purchase Price as specified in Section 2.2 above.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER


      The Seller represents and warrants to the Purchaser that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV and in this Agreement.

      4.1 CORPORATE STATUS. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

      4.2 AUTHORIZATION OF TRANSACTION. The Seller has the corporate power and authority to execute and deliver the Transaction Documents, to perform fully its obligations hereunder and thereunder, and to consummate the actions contemplated hereby and thereby. The execution and delivery by the Seller of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement, and the other Transaction Documents when delivered by the Seller pursuant to the terms hereof, will have been duly executed and delivered by the Seller. This Agreement is a legal, valid and binding obligation of the Seller, and the other Transaction Documents, when executed and delivered pursuant to the terms hereof, will constitute a legal, valid and binding obligation of the Seller, in each case enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Except for the Government Approvals of the Governmental Authorities and other Consents set forth in Section 7.2(b) of the Disclosure Schedule, to the Seller's knowledge, the Seller need not give any notice to, make any filing with, or obtain any authorization or Consent in order to consummate the transactions contemplated by this Agreement.

      4.3 NO CONFLICTS. To the Seller's knowledge, neither the execution or the delivery by the Seller of any Transaction Document nor, assuming receipt of the Government Approvals and other Consents set forth in Section 7.2(b) of the Disclosure Schedule, the performance by the Seller of the transactions contemplated hereby will: (i) violate any statute, regulation, rule, order or decree of any Governmental Authority or arbitrator applicable to the Seller or the Company; (ii) violate any Applicable Law; (iii) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Seller; or (iv) violate or conflict with, or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, or permit cancellation of, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, franchise, permit, agreement or other instrument or obligation to which the Seller is a party, or by which any of its properties or assets are bound; excluding from the foregoing clauses (i), (ii) and (iv) such violations, conflicts, breaches, defaults and events of default which would neither (A) materially adversely affect the Seller's ability to consummate the transactions contemplated by this Agreement nor (B) have a Material Adverse Effect.

      4.4 CAPITAL STOCK AND SUBSIDIARIES. The outstanding capital stock of the Company consists of 4,000 shares, $100 par value per share (the "Shares"), all of which as of the date hereof are validly authorized, validly issued, fully paid, and nonassessable and have not been issued and are not owned or held in violation of any preemptive right of shareholders, and all of which as of the Closing Date shall be owned by the Seller free and clear of any security interests, voting trusts, proxies, options or other restrictions. Except as set forth in Section 4.4 of the Disclosure Schedule, the Company has no Subsidiaries, no interest in any partnership or joint venture and does not hold shares of stock or other ownership interest in any corporation, trust or other Person.

      4.5 FINANCIAL STATEMENTS. Section 4.5 of the Disclosure Schedule contains copies of (a) the unaudited December 31, 1996 balance sheet and statement of income of the Company as of and for the twelve month period ended December 31, 1996 (the "DECEMBER 31, 1996

FINANCIAL STATEMENTS"), and (b) the unaudited balance sheet (the "JUNE 30, 1997 BALANCE SHEET") and statement of income of the Company as of and for the six month period ended June 30, 1997 (the "JUNE 30, 1997 FINANCIAL STATEMENTS") (the December 31, 1996 Financial Statements and the June 30, 1997 Financial Statements are collectively referred to as the "FINANCIAL STATEMENTS"). Except as set forth in Section 4.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP.

      4.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Company did not have, as of the date of the June 30, 1997 Balance Sheet, except to the extent reflected, disclosed or reserved against therein or in Section 4.6 of the Disclosure Schedule or except liabilities or obligations which individually and in the aggregate did not and do not have a Material Adverse Effect, any unrecorded liabilities or obligations (absolute or contingent) of a nature customarily reflected in balance sheets prepared in accordance with GAAP.

      4.7 ASSETS. Except as set forth in Section 4.7 of the Disclosure Schedule, the Company has good title to all material personal, tangible assets (other than Real Property which shall be governed by the provisions of Section 4.8 below) reflected on the June 30, 1997 Balance Sheet (except for sales of inventory or services in the Ordinary Course of Business subsequent to June 30, 1997) free and clear of all Liens except Permitted Liens. Except as set forth in Section
4.7 of the Disclosure Schedule, to the Seller's knowledge, all material personal, tangible assets of the Company are in good condition and repair, normal wear and tear excepted.

      4.8   REAL PROPERTY.

            (a) OWNED REAL PROPERTY. Section 4.8(a) of the Disclosure Schedule, lists all owned property ownership interests of the Company (the "OWNED REAL PROPERTY"), and except for matters which would not have a Material Adverse Effect:

                  (i) except as set forth in Section 4.8(a)(i) of the Disclosure
            Schedule, the Company has good and marketable title to each parcel of Owned Real Property, free and clear of any Lien except for Permitted Liens;

                  (ii) other than as set forth in Section 4.8(a)(ii) of the
            Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Real Property except for Permitted Liens; and

                  (iii) other than as set forth in Section 4.8(a) (iii) of the
            Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase any of the parcels of Owned Real Property, or any portion thereof or interest therein.

            (b) RIGHTS OF WAY. Section 4.8(b) of the Disclosure Schedule lists all easements and rights of way interests held by the Company relating to real property used in business of the Company (collectively, "Rights of Way"). Except as set forth in Section 4.8(b) of the Disclosure Schedule, the Company is not in material violation of the terms of any Rights of Way. Except as set forth in Section 4.8(b) of the Disclosure Schedule, all Rights of Way are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the business of the Company except to the extent the failure to have such Rights of Way would not have a Material Adverse Effect. There are no spatial gaps in any of the Rights of Way except for spatial gaps that would not have a Material Adverse Effect. Except as set forth on Section 4.8(b) of the Disclosure Schedule, all of the Company's pipelines are lawfully located in the Rights of Way.

            (c) LEASES. Section 4.8(c) of the Disclosure Schedule contains a complete and correct list of all leasehold interests of the Company, as lessee, (the "LEASES"), setting forth the address, landlord and tenant for each lease or sublease. Except as set forth in Section 4.8(c) of the Disclosure Schedule, neither the Seller nor the Company has received notice of any material default of the Leases that has not been cured. The Company has a valid leasehold interest in each Lease to which it is a party, free and clear of any Lien, except for (i) the subleases set forth on Section 4.8(c) of the Disclosure Schedule, (ii) Permitted Liens and
      (iii) encumbrances and restrictions referred to in such Leases and except that Leases of Real Property may be subject to zoning or planning restrictions, easements, permits, licenses and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of or interfere with the use of such leased property.

      4.9 MATERIAL CONTRACTS. Section 4.9 of the Disclosure Schedule lists all contracts, agreements, and other written arrangements to which the Company is a party (i) for the purchase, sale, storage, processing or transportation of natural gas, (ii) involving the payment by or to the Company of more than $100,000, or (iii) in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers, and employees ("MATERIAL CONTRACTS"). The Seller has made available and will deliver prior to Closing to the Purchaser a correct and complete copy of each Material Contract. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has not received any written notice of any material default of any of the Material Contracts that has not been cured.

      4.10 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.10 of the Disclosure Schedule, to the Seller's knowledge, the Seller has made available to the Purchaser all of the Company's currently existing reports and records relating to (i) known emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, petroleum, toxic substances and hazardous substances on the Company's Owned Real Property or Rights Of Way or
(ii) the handling, treatment, storage or disposal of any such materials on property not currently owned by the Company. Such reports and records were prepared by or furnished to the Company in the Ordinary Course of Business and were relied upon by the Company in the Ordinary Course of its Business. Other than as set forth in Section 4.10 of the Disclosure Schedule, (a) the properties, operations and activities of the Company are in compliance with all applicable environmental laws except to the extent non-compliance would not have a

Material Adverse Effect, and (b) all permits, if any, required to be obtained or filed by the Company under any environmental law in connection with the business of the Company have been obtained or filed and are valid and currently in full force and effect.

      4.11 LITIGATION. Except as set forth in Section 4.11 of the Disclosure Schedule, there is no Order or Action pending or, to the Seller's knowledge, threatened in writing against the Company that individually or when aggregated with one or more other Orders or Actions is reasonably expected to have a Material Adverse Effect or materially impair the ability of the Seller to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

      4.12 TAXES. The Company has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file or to pay Taxes would not have a Material Adverse Effect.

      4.13 GOVERNMENTAL APPROVALS . The Company has obtained all Governmental Approvals necessary for the conduct of its business as now conducted except where the failure to obtain such Governmental Approvals would not have a Material Adverse Effect and all such Governmental Approvals are in full force and effect and the Company is in compliance in all material respects with each such Governmental Approval.

      4.14 ABSENCE OF CHANGES. Since June 30, 1997, except as disclosed in
Section 4.14 of the Disclosure Schedule or as contemplated or expressly required or permitted by this Agreement, to the Seller's knowledge, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Section 6.3 or would have a Material Adverse Effect.

      4.15 BROKERS, FINDERS, ETC. With the exception of Lazard Freres & Co. LLC ("LAZARD"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Seller is solely responsible for the fees and expenses of Lazard.

      4.16 INTERCOMPANY TRANSACTIONS. The Company and its subsidiaries have not guaranteed, or provided collateral, surety, or credit support for, any obligations of the Seller and its Affiliates (other than the Company and its subsidiaries) to third parties, except such that will be released at the Closing.

      4.17 EMPLOYMENT AGREEMENTS. Except for standard Amoco and Amoco Affiliate employment agreements, which are employment at will agreements, and an arrangement with one Company employee that he will have employment beyond the Transition Period with an Amoco Affiliate immediately following the Closing if he so desires, there are not employment agreements between the Company or its subsidiary and any employees (not subject to a collective bargaining agreement).

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Seller as of the date hereof, as follows:

      5.1 CORPORATE STATUS. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Nevada.

      5.2 AUTHORIZATION OF TRANSACTION. The Purchaser has the corporate power and authority to execute and deliver the Agreement, to perform fully its obligations hereunder and thereunder, and to consummate the actions contemplated hereby. The execution and delivery by the Purchaser of the Transaction Documents, and the consummation of the actions contemplated hereby have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement and the other Transaction Documents when delivered by the Purchaser pursuant to the terms hereof, will have been duly executed and delivered by the Purchaser. This Agreement is a legal, valid and binding obligation of the Purchaser and constitutes, and the other Transaction Documents when delivered by the Purchaser pursuant to the terms hereof, will each constitute, a legal, valid and binding obligation of the Purchaser, in each case enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Except for the Government Approvals set forth in Section 7.3(b) of the Disclosure Schedule, the Purchaser need not give any notice to, make any filing with, or obtain any authorization, Consent, or Governmental Approval in order to consummate the transactions contemplated by this Agreement.

      5.3 NO CONFLICTS. To the Purchaser's knowledge, neither the execution or the delivery by the Purchaser of the Agreement, nor assuming receipt of the Government Approvals set forth in Section 7.3(b) of the Disclosure Schedule, the performance by the Purchaser of the transactions contemplated hereby will: (i) violate any statute, regulation, rule, Order or decree of any Governmental Authority or arbitrator applicable to the Purchaser; (ii) violate any applicable Law; (iii) violate or conflict with any provision of the charter or bylaws of the Purchaser; or (iv) violate or conflict with, or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, or permit cancellation of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, franchise, permit, agreement or other instrument or obligation to which the Purchaser is a party, or by which any of its properties or assets are bound; excluding from the foregoing clauses (i), (ii) and (iv) such violations, conflicts, breaches, defaults and events of default which would neither (A) materially adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement nor (B) have a material adverse effect on the financial condition of the Purchaser.

      5.4 LITIGATION. There is no Order or Action pending or, to the knowledge of the Purchaser, threatened in writing against or affecting the Purchaser that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Purchaser's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

      5.5 AVAILABLE FUNDS. The Purchaser has sufficient funds available to pay the Purchase Price in immediately available funds on the Closing Date and to make all other necessary payments by it in connection with the transactions contemplated hereby.

      5.6 INVESTMENT INTENT. The Purchaser is purchasing the Shares for its own account with the present intention of holding such Shares for investment purposes and not with a view to, or for sale in connection with, any public distribution of the Shares in violation of any federal or state or other securities Laws.

      5.7 BROKERS, FINDERS, ETC.. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

      6.1 GENERAL. Each of the Parties will use Reasonable Efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article VII below).

      6.2 NOTICES AND CONSENTS. The Seller will give any notices to third parties, and will use its Reasonable Efforts to obtain any third party consents that the Purchaser reasonably may request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties, if required, will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use Reasonable Efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain; provided, however, that the Party shall not be required to make any material expenditure or commitment in order to obtain any such authorizations, consents or approvals.

      6.3 OPERATION OF BUSINESS. Prior to the Closing, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of

Business without the express prior written consent of the Purchaser provided that the Seller may do environmental assessments on the Real Property prior to Closing. The Seller will use Reasonable Efforts to keep its business and properties substantially intact, including (unless otherwise consented to by the Purchaser) its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers, and employees.

      6.4 ACCESS. The Seller will permit representatives of the Purchaser to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company.

      6.5 RESIGNATION OF OFFICERS AND DIRECTORS. The Seller shall cause each officer and member of the Board of Directors of the Company to tender his or her resignation from such position effective as of the Closing Date.

      6.6 CONFIDENTIALITY. At all times prior to the Closing, the Purchaser will treat and hold as such any Confidential Information it receives from the Seller, the Company, Lazard or any of their respective Affiliates, agents or representatives in accordance with the terms of the confidentiality agreement between the Seller and the Purchaser dated as of July 15, 1997 (the "CONFIDENTIALITY AGREEMENT").

      6.7 ACQUISITION PROPOSALS. From the execution of this Agreement by the Seller and the Purchaser until the Closing or the termination of this Agreement in accordance with its terms, the Seller will not, and will cause its officers, directors, employees or agents not to, directly or indirectly, (a) take any action to solicit, initiate or encourage any proposal regarding the acquisition of the Company or its assets by sale of stock or otherwise or (b), except as required by Law, Regulation or Order, engage in negotiations with, or disclose any non-public information relating to the Company, or afford access to its properties, books and records other than in connection with the Ordinary Course of Business of the Company to any Person that has made or, to the knowledge of the Seller, may be considering making a proposal to acquire the Company.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 CONDITION TO OBLIGATIONS OF EACH PARTY. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date on the condition that the consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Order of any Governmental Authority.

      7.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the actions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            (a) REPRESENTATIONS, PERFORMANCE. The representations and warranties of the Seller contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its duly authorized officers to the foregoing effect.

            (b) CONSENTS. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and if terminated, no such termination shall require either Purchaser or the Company or any Affiliate thereof to divest any assets or impose any restrictions on any business or operations of any such parties or Affiliates. The Seller shall have obtained and shall have delivered to the Purchaser copies of all Consents reasonably requested by the Purchaser necessary to be obtained by the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as identified in Section 7.2(b) of the Disclosure Schedule, unless the failure to obtain any Consent would not, individually or in the aggregate, result in a Material Adverse Effect. The Seller shall have obtained and shall have delivered to Purchaser copies of all material Governmental Approvals necessary to be obtained by the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (c) TRANSACTION DOCUMENTS. The Seller shall have executed and delivered to the Purchaser the Transaction Documents.

            (d) RESOLUTIONS. The Seller shall have delivered to the Purchaser copies of the resolutions duly adopted by the Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

            (e) OPINION OF COUNSEL TO THE SELLER. The Seller shall have delivered an opinion, dated the Closing Date, of internal counsel for the Seller substantially in the form attached hereto as Exhibit 7.2(e).

            (f) CLOSING DATE ACTIONS. The Closing Date actions described in
      Section 3.3 shall have been consummated.

            (g) AETC CONTRACTS Amoco Energy Trading Corporation ("AETC") shall have assigned to the Company the AETC Contracts and the Company shall have assumed all the obligations under the AETC Contracts pursuant to an assignment and assumption agreement substantially in the form attached as
      Exhibit 7.2(g).

            (h) UTILITIES AGREEMENT. Prior to or simultaneously with the Closing, the Company, and Amoco Oil Company and/or Amoco Affiliates shall have executed an agreement (substantially in the form attached hereto as Exhibit 7.2(h)) providing for the supply of certain utilities and other services to the Company for a period of fifteen (15) years after the Closing.

            (i) AFFILIATE CONTRACTS. Evidence that the amendments to the agreements described on Exhibit 7.2(i) attached hereto shall have been duly executed by the applicable Amoco Affiliate and the Company.

            (j) OTHER ACTIONS. All actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

      7.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

            (a) REPRESENTATIONS, PERFORMANCE. The representations and warranties of the Purchaser contained in Article V of this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Purchaser shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its duly authorized officers to the foregoing effect.

            (b) CONSENTS. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and if terminated, no such termination shall require the Company or any Affiliate thereof to divest any assets or impose any restrictions on any business or operations of the Seller or its Affiliates or the Company or its Affiliates. The Purchaser shall have obtained and shall have delivered to the Seller copies of all Government Approvals and consents necessary to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as identified in Section 7.3(b) of the Disclosure Schedule, unless the failure to obtain any such Government Approval and Consent would not, individually or in the aggregate, result in a Material Adverse Effect.

            (c) RESOLUTIONS. The Purchaser shall have delivered to the Seller copies of the resolutions duly adopted by the Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

            (d) OPINION OF COUNSEL TO THE PURCHASER. The Purchaser shall have delivered an opinion, dated the Closing Date, of Jackson Walker L.L.P., counsel to the Purchaser, substantially in the form attached hereto as
      Exhibit 7.3(d).

            (e) PAYMENT FOR SHARES. Seller shall have received at the Closing the Estimated Purchase Price in immediately available funds pursuant to
      Section 2.2 of this Agreement.

            (f) UTILITIES AGREEMENT Prior to or simultaneously with the Closing, the Company, and Amoco Oil Company and/or Amoco Affiliates shall have executed an agreement (substantially in the form attached hereto as Exhibit 7.2(h)), providing for the supply of certain utilities and other services to the Company for a period of fifteen (15) years after the Closing.

            (g) CLOSING DATE ACTIONS. The Closing Date actions described in
      Section 3.3 hereof shall have been consummated.

            (h) OTHER ACTIONS. All actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE VIII
                                      TAXES

      8.1 SALES AND TRANSFER TAXES. All Taxes (other than income or franchise Taxes) imposed upon or resulting from the sale and transfer of the Shares to the Purchaser ("SALES AND TRANSFER TAXES") as contemplated herein shall be borne by the Purchaser. The Purchaser and the Seller shall cooperate in timely preparing and making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law in connection with the payment of the Sales and Transfer Taxes, and the Purchaser and the Seller shall cooperate in good faith to minimize the amount of any Sales and Transfer Taxes payable in connection with the sale and transfer of the Shares.

      8.2 TAX INFORMATION AND AUDITS. The Purchaser shall, with regard to any taxable period of the Company prior to or including the Closing Date or with respect to any tax for which the Seller is responsible pursuant to Section 8.4(a) hereof, (i) provide the Seller with notice of any communication with any federal, state or local Tax authority; (ii) permit the Seller at any time, directly or through its representatives, to exercise exclusive control over all stages of all audit, administrative or judicial proceedings (collectively, "AUDIT PROCEEDINGS"); (iii) permit the Seller to have authority to settle any proposed Tax adjustment or deficiency with any federal, state or local Tax authority; (iv) permit the Seller to contest any proposed Tax adjustment or deficiency with a federal, state or local Tax authority; and (v) provide, at the Seller's cost and expense (other than DE MINIMIS out-of-pocket costs and expenses incurred by the Purchaser, which shall be borne by the Purchaser), full and accurate Tax information reasonably requested by the Seller and such cooperation as the Seller may reasonably request in regard to any Audit Proceedings. The Seller agrees that to the extent it exercises control or authority with regard to any such Audit Proceedings it will do so in good faith. In the event the Seller declines to exercise control over such Audit Proceeding, the Purchaser shall act in good faith and shall not settle or compromise such proceedings with respect to any Taxes for which the Seller would be liable pursuant to Section 8.4(a) hereof without the prior written consent of the Seller. In any event, the Seller or Amoco Corporation shall be entitled to control any proceedings that relate to a consolidated or combined return filed by Amoco Corporation, the Seller or any of their Affiliates. Notwithstanding the foregoing, Seller shall not agree to any settlement concerning Taxes for any period ending on or before the Closing Date which may result in an increase in federal income Taxes for any period ending after the Closing Date without the prior written consent of Purchaser.

      8.3 TAX RETURNS. The Seller shall cause the Company and its eligible Affiliates to join for all taxable years and periods ending on or before the Closing Date in the consolidated federal income tax return of the "affiliated group" or corporations of which Amoco Corporation is the common parent. The Seller shall be responsible for the preparation and filing of all returns of the Company for all Taxes for taxable periods ending on or before the Closing Date. The Seller shall indemnify the Purchaser and the Company against any additional liability incurred by reason of the failure of the Seller to timely file the returns and pay the Taxes as required by the immediately preceding sentence. The Purchaser shall be responsible for the preparation of all tax returns that relate to the Company and which are required to be filed for periods ending after the Closing Date, and shall indemnify the Seller against any additional liability incurred by reason of the failure of the Purchaser to timely file such returns and pay such Taxes.

      Each of the Purchaser and the Seller and their respective Affiliates shall
(1) provide the other Party with reasonable assistance and any and all information, documentation, working papers and schedules reasonably requested by such other Party for use in the preparation and timely filing of any Tax Return with respect to or containing information pertaining to the Company, (2) preserve all such information, records and documents at least until the expiration of any applicable tax statutes of limitations or extensions thereof and as otherwise provided, (3) make available to the other party, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with tax matters (subject to reimbursement by such other party of the additional direct costs incurred thereby), (4) provide timely notice to the other party in writing of any pending or threatened tax audits or assessments of the Company for periods beginning prior to the Closing date, and (5) furnish the other party with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such period.

      8.4   TAXES.

            (a) SELLER RESPONSIBILITY. The Seller shall be solely responsible
      (i) for all income Taxes, and franchise Taxes which are based on income, incurred or payable with respect to the Company for periods ending on or before the Closing Date, or attributable to transactions and income occurring on or before the Closing Date (including, without limitation, any liability that arises because of the elections made pursuant to
      Section 8.6 hereof) and (ii) for all withholding Taxes on wages paid to employees of the Company prior to the Closing.

            (b) PURCHASER RESPONSIBILITY. Except as provided in the preceding
      Section 8.4(a), the Purchaser shall be solely responsible for all other Taxes that are imposed on or incurred by the Company for all periods ending after the Closing Date.

            (c) PAYMENTS. All Taxes shall be paid by the party legally responsible therefore. However, the foregoing sentence shall not change the ultimate responsibility for such Taxes, as determined pursuant to Sections 8.4(a) and 8.4(b) hereof. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the indemnifying party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of invoice.

            (d) TAX REFUNDS. If Purchaser or any of its Affiliates receives a refund of any Taxes described in Section 8.4(a) or if Seller or any of its Affiliates receives a refund of any Taxes described in Section 8.4(b), the party receiving such refund shall, within thirty days of the receipt of such refund, remit it to the other party. The amount of such remittance shall be reduced by any amount reasonably necessary to compensate the initial recipient against any additional liability for Taxes that such party may incur as a result of the refund payment assuming the highest marginal federal income tax rate for the tax period in which the refund or credit is received.

      8.5 TAX AGREEMENTS. Any and all agreements with respect to Taxes imposed by any taxing jurisdiction executed between or agreed to by the Company and any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date with respect to the Company, and no payments that are owed by or to the Company pursuant thereto subsequently shall be made thereafter except as set forth in the June 30, 1997 Financial Statements.

      8.6 SECTION 338 ELECTIONS. The Purchaser shall make a timely election under Section 338(g) of the Internal Revenue Code of 1986, as amended (the "CODE") (and any similar state law provisions in all applicable states) with respect to the sale and purchase of the Shares. Amoco Corporation (or any corporation controlling the consolidated group of which Seller is a member) and the Purchaser shall jointly make a timely election under Section 338(h)(10) of the Code (and any similar state law provisions in all applicable states) with respect to such sale and purchase. The Purchaser and the Seller (or any corporation controlling the consolidated group of which Seller is a member) shall similarly make timely elections pursuant to Code Sections 338(g) and 338(h)(10) with respect to each eligible corporate subsidiary of the Company which is included as a member of the consolidated federal income tax return group which includes the Company as of the Closing Date. The parties confirm that for purposes of Section 338 of the Code, the "acquisition date" as defined in Section 338(h)(2) of the Code shall be the Closing Date. The Seller and the Purchaser shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate to effect and preserve timely elections. Each party shall be liable for, and shall indemnify and hold the other party harmless against, any Taxes or other costs resulting from such party's failure to take all actions required by the immediately preceding sentence. The Seller and the Buyer shall act together in good faith to determine and agree upon (i) the amount of the "adjusted grossed-up basis" of the Shares; and (ii) appropriate allocations of such amount among the assets of the Company. The Seller and the Purchaser and their respective Affiliates shall not take any position inconsistent with such determinations in any tax return or otherwise; provided that each side may take into account its respective transaction costs in making such determinations. If, within 60 days following the Closing Date, the parties are unable to agree upon either (i) the calculation of the "adjusted grossed-up basis" of the Company Shares, or (ii) the Allocations, or both, then as promptly as practicable, but in any event in sufficient time to allow for timely filing of the elections, the Purchaser shall select a firm of qualified appraisers to conduct at Purchaser's sole expense an appraisal of the Company's assets (the "Appraisal") which selection must be approved by the Seller, such approval not to be unreasonably withheld. The Seller and the Purchaser agree that the results of the Appraisal shall be used to allocate the Purchase Price and liabilities of the Company and its subsidiaries (plus other relevant items) to the assets of the Company and its subsidiaries for all purposes (including United States or any state, county or local government Tax purposes) in accordance with the Code and applicable Treasury Regulations. Such allocation of the Purchase Price shall be prepared by the Purchaser and submitted in writing to the Seller within ninety (90) calendar days after the date on which the Final Purchase Price is determined. The Seller shall consent to such Purchase Price allocation unless such Purchase Price allocation is unreasonable. If the Seller does not object in writing to such proposed allocation within thirty (30) calendar days after receipt of the Purchaser's written proposal, the Purchaser's proposed allocation shall become final and binding on the Seller and the Purchaser. If the Seller makes timely objection to the Purchaser's proposal, the Purchaser and Seller shall have thirty (30) calendar days to reach agreement or the allocation shall be submitted to Price Waterhouse L.L.P. The determination of Price Waterhouse L.L.P. shall be final and binding on the Purchaser and the Seller and the fees and expenses of Price Waterhouse L.L.P. shall be borne equally by the Purchaser and the Seller. Price Waterhouse L.L.P. shall adjust the Purchase Price allocation provided by the Purchaser to the extent necessary to make such allocation reasonable. The Purchaser and the Seller shall duly prepare and timely file such reports and information returns as may be required under the Code and applicable Treasury Regulations and any corresponding or comparable provisions of applicable state and local Tax laws to report the allocation of the Purchase Price.

                                   ARTICLE IX
                         OTHER COVENANTS AND AGREEMENTS

      9.1 FURTHER ASSURANCES OF THE SELLER. Following the Closing, the Seller shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. To the extent any such further actions are expressly required by other provisions of this Agreement then the expenses, costs and fees incurred in connection with such actions shall be paid by the Parties as provided in Section 9.3(b), and all other costs, expenses and fees incurred in connection with such actions shall be paid by the Seller. The making of any recordings and the costs and expenses (including any recording fees) associated with any such recordings and any actions pursuant to the foregoing sentence shall be borne by the Purchaser.

      9.2   COVENANTS AND AGREEMENTS OF THE PURCHASER.

            (a) FURTHER ASSURANCES. Following the Closing, the Purchaser shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. Such actions shall include, but not be limited to, taking the necessary steps under Applicable Law to ensure that the corporate name of the Company and its subsidiary be immediately changed following the Closing to delete all references to "Amoco".

            (b)   POST-CLOSING ACCESS AND INFORMATION.

                  (i) After the Closing Date, the Purchaser will (and will cause each of its Affiliates and its Affiliates' respective accountants, counsel, consultants, employees and agents to) give the Seller, and its accountants, counsel, consultants, employees and agents, reasonable access, during normal business hours and upon reasonable notice, to all employees, documents, records, work papers and information with respect to all of the Company's properties, assets, books, contracts, commitments, reports and records relating to the business of the Company prior to Closing, including, without limitation, with respect to the lawsuits identified in Section 11.2(a) hereof for which the Seller is retaining responsibility and liability, as the Seller may from time to time reasonably request. In addition, the Purchaser shall permit the Seller to make copies at its own expense of any of the above-mentioned documents, records and information.

                  (ii) The Purchaser will retain all books and records relating to the Company for at least seven (7) years. The Purchaser shall not dispose of or permit the disposal of any such books and records without first giving 60 days' prior written notice to the Seller offering to surrender the same to the Seller at the Seller's expense.

                  (iii) In the event that the Purchaser obtains, either prior to or after the Closing, any documents, records or information that, instead of or in addition to relating to the Company, relate to the Seller or any of its Affiliates (other than the Company) or any of their respective operations or businesses, the Purchaser shall (A) promptly notify the Seller of that fact, (B) promptly return such document, record or information to the Seller and Purchaser may retain a copy thereof, and (C) comply with Section 9.2(c).

            (c)   CONFIDENTIALITY.

                  (i) Until the fifth anniversary of the Closing, the Purchaser agrees to maintain the confidentiality of all proprietary and other non-public information regarding the Seller and any of its Affiliates (other than the Company and its subsidiary and the AETC Contracts), except as may be required by Law. Until the fifth anniversary of the Closing, the Seller agrees to maintain the confidentiality of all proprietary and other non-public information regarding the Company and its subsidiary, except as may be required by Law. In the event that a Party reasonably believes after consultation with counsel that it is required by Law to disclose any such information (the "Disclosing Party"), the Disclosing Party shall (i) provide the other Party with prompt notice before such disclosure in order that the other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other Party in attempting to obtain such order or assurance. The provisions of this Section 9.2(c) shall not apply to any information, documents or materials which are, as shown by appropriate evidence, in the public domain or, as shown by appropriate evidence, shall come into the public domain, other than by reason of default by the Disclosing Party or its Affiliates.

                  (ii) The Parties agree the Confidentiality Agreement shall terminate as of the Closing.

                  (iii) Each Party agrees that any remedy at Law for any breach by it of this Section 9.2(c) would be inadequate, and the non-breaching Party would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on either Party by this Section 9.2(c) are too onerous and are not necessary for the protection of the other Party, the Parties agree that any court sitting in the State of Texas, United States of America of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

      9.3   OTHER AGREEMENTS OF THE PARTIES.

            (a) USE OF BUSINESS NAMES BY THE PURCHASER. The Purchaser agrees that the right to the use of the trademarks, service marks, brand, trade, corporate or business logos of the Seller or of any of the Amoco Affiliates, including without limitation the "TORCH AND OVAL" and the name "AMOCO", shall remain the property of the Seller or the relevant Amoco Affiliate following the Closing.

            (b) EXPENSES. Except as otherwise provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "TRANSACTION EXPENSES"), whether or not the transactions contemplated hereby shall be consummated.

            (c) BROKERS. Without limiting the generality of Section 9.3(b) above, regardless of whether the Closing shall occur, (i) Seller shall indemnify the Purchaser and its Affiliates against and hold the Purchaser and its Affiliates harmless from any and all liability for any brokers' or finders' fees arising with respect to brokers for finders retained or engaged by, or having any claim by virtue of the actions of, the Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (ii) the Purchaser shall indemnify the Seller and its Affiliates against and hold the Seller and its Affiliates harmless from any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by, or having any claim by virtue of the actions of, the Purchaser or any of its Affiliates in respect of the actions contemplated by this Agreement.

            (d) DISCLAIMER OF INFORMATION. Except for the specific representations and warranties of Seller or its Affiliates contained in this Agreement, the Transaction Documents, or in the Disclosure Schedule, any information supplied by any director, officer, employee, agent, advisor, consultant or contractor of the Seller, the Company, Amoco Corporation or any Amoco Affiliate in connection with this Agreement or the business or affairs of the Company (including, but not limited to, information supplied by Lazard) shall not constitute a representation or warranty by any such Person as to the accuracy thereof and the Purchaser agrees not to bring (or allow the Company to bring) any action or proceeding against any such director, officer, employee, agent, advisor, consultant or contractor with respect to the provision of such information. THE PURCHASER ACKNOWLEDGES AND CONFIRMS THAT NONE OF THE SELLER, THE COMPANY, AMOCO CORPORATION OR ANY AMOCO AFFILIATE MAKES ANY REPRESENTATION OR WARRANTY TO THE PURCHASER EXCEPT AS SPECIFICALLY MADE BY THE SELLER IN THIS AGREEMENT AND THAT THE PURCHASER HAS NOT RELIED ON ANY

      REPRESENTATIONS OR WARRANTIES BY ANY OTHER PERSON. By way of illustration, and in no way as a limitation on the above disclaimers of warranties, neither the Seller nor the Company make any representation or warranty to the Purchaser with respect to (i) the information set forth in the Information Memorandum or any supplement to such Information Memorandum, distributed by Lazard pertaining to the business of the Company, (ii) the accuracy of any statement or information made or communicated (orally or in writing) to the Purchaser or its representatives or agents by Lazard,
      (iii) any summary of any agreement or other document relating to the Company made available to the Purchaser by the Seller, or (iv) any financial projection, estimate or forecast relating to the Company. With respect to any such projection, estimate or forecast delivered by or on behalf of the Seller to the Purchaser, the Purchaser acknowledges that (A) there are uncertainties inherent in attempting to make such projections, estimates and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the matters set forth in all such projections, estimates and forecasts and (D) it shall have no claim against any director, officer, employee, agent, advisor, consultant or contractor of the Seller or the Company including, but not limited to, Lazard in connection with such projections, estimates and forecasts.

            (e) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Until the Closing Date, the Parties hereby agree that, except as may be required by law or a rule of the New York Stock Exchange, they will not issue any press release or other public announcements to the Company's customers, suppliers or the public relating to the transactions contemplated hereby unless such press release or announcement is mutually agreed upon and prepared by the Purchaser, Lazard and the Seller, except that the Seller may make any such announcement(s) to the employees of the Company.

            (f)   EMPLOYEES AND EMPLOYEE BENEFITS PLANS.

                  (i) PERSONNEL EMPLOYMENT. The Purchaser shall continue to
            employ all Employees including those Employees who, as of the Transfer Date, are on personal, military, family, educational or medical leave or those receiving sickness and disability benefits, occupational illness and injury benefits, or long-term disability benefits (as those terms are defined in the excerpts from the Amoco Corporation Personnel Policy Manual set forth in Section 9.3(f)(i) of the Disclosure Schedule, hereinafter collectively referred to as "LEAVE"), at the same or substantially similar base salaries or wages, and except as provided herein, under substantially similar employee benefit plans and policies provided Employees by Amoco or its Affiliates with similar duties and responsibilities, and for those Employees currently located at Texas City, Texas, at the same location immediately prior to the Transfer Date. Purchaser shall assume and become obligated under contract number 149 of Section 4.9 of the Disclosure Schedule; PROVIDED HOWEVER, that Purchaser shall not be precluded from asserting any claims it might have subsequent to the Transfer Date that it is not bound as a matter of fact or law to honor the terms of that contract or to recognize the contracting party.

                  (ii) Effective as of the Transfer Date, the Purchaser shall take all action necessary and appropriate to extend coverage under the existing Tejas Gas Corp. Pension Plan (the "Purchaser's Pension Plan") qualified under section 401(a) of the Code to the Employees who were participants in the Amoco Employee Retirement Plan of Amoco Corporation and Participating Companies ("Amoco Retirement Plan") at the Transfer Date. The Employees shall be credited with service under the Purchaser's Pension Plan, for eligibility, vesting, and accrual of benefit purposes, with the service credited to them for such purposes under the Amoco Retirement Plan as of the Transfer Date. The Employees' benefits under the Purchaser's Pension Plan shall be reduced by the accrued age 65 single life annuity payable to Employees eligible under the Amoco Retirement Plan. In no event shall the age 65 single life benefit accrued under Purchaser's Pension Plan for Employees be less than the benefit such Employees would receive if only service with the Purchaser were recognized under Purchaser's Pension Plan. Purchaser's Pension Plan may include such other terms and provisions as shall be determined by the Purchaser in its sole discretion to the extent not inconsistent with this Section 9.3(f)(ii). Amoco agrees to furnish on a timely basis such information with regard to benefits payable to Employees under the Amoco Retirement Plan and such other information as the Purchaser may from time to time reasonably request for purposes of complying with this Section 9.3(f)(ii).

                  (iii) Effective as of the Transfer Date, the Purchaser shall take all action necessary and appropriate to extend coverage under the Tejas Gas Corp. Thrift Plan (the "Purchaser's Savings Plan") qualified under section 401(a) of the Code to the Continuing Employees who have account balances under the Amoco Employees Savings Plan ("Amoco Savings Plan") on the Transfer Date. The Employees shall be credited with service under the Purchaser's Savings Plan, for eligibility and vesting purposes, with the service credited to them under the terms of the Amoco Savings Plan as of the Transfer Date. Effective as of the Transfer Date, Purchaser shall amend its Purchaser's Savings Plan to provide (1) that Employees are eligible to participate in Purchaser's Savings Plan on the Transfer Date on the same terms as other employees of Purchaser, and (2) that Employees' vesting service recognized under the Amoco Employee Savings Plan shall be recognized in the Purchaser's Savings Plan for the purposes of both vesting service and eligibility service. Purchaser shall permit Employees at their option to transfer their Amoco Savings Plan Accounts to the Purchaser's Savings Plan pursuant to a trust to trust transfer within ninety (90) days of the Transfer Date, and to transfer any outstanding loan balances to the Purchaser's Savings Plan under terms and conditions established by the Purchaser's Savings Plan. Within ten (10) days of Closing, the Seller shall provide Purchaser a list of Employees' vesting service recognized under the

            Amoco Employee Savings Plan as of the Transfer Date.

                  (iv) Except as provided in subsections (v), (viii), and (ix)
            of this Section, claims for benefits under welfare plans, as such term is defined in Section 3(1) of ERISA, in which Employees participate arising out of occurrences prior to the Transfer Date shall be covered by the applicable welfare plan of Amoco in accordance with the terms of such plan. All such claims for benefits by Employees arising out of occurrences subsequent to the Transfer Date shall be covered by the applicable welfare plan of the Purchaser in accordance with the terms of such plan. Neither the Purchaser nor any of its subsidiaries shall be liable for payment of any long-term disability benefit due to any Employee who, prior to the Transfer Date, is in the waiting or qualifying period for long-term disability benefits or is on long-term disability. After the Transfer Date, the Seller shall be responsible for disability benefits payable to such Employees under the Seller's disability plan.

                  (v) Claims for medical, dental, prescription drug, vision, and employee assistance plan benefits by Employees with respect to purchases or services or treatment rendered prior to the Transfer Date shall be covered by the applicable welfare plan of Amoco Corporation in accordance with the terms of such plan. Claims for such benefits by Employees with respect to purchases of services, or treatment rendered on or subsequent to the Transfer Date shall be covered by the applicable welfare plan of the Purchaser in accordance with the terms of such plan. The Purchaser shall cause the Employees to be granted credit under the welfare plan of the Purchaser providing medical, dental, prescription drug, vision, and employee assistance plan coverage, for the year during which the Transfer Date occurs, for any deductibles already incurred by such Employees for such year under the welfare plan of Amoco Corporation providing such coverage, and the Purchaser shall cause to be waived any eligibility waiting periods and pre-existing condition restrictions under the welfare plans of the Purchaser to the extent necessary to provide immediate coverage under such welfare plans as of the Transfer Date (but only to the extent that coverage was provided under the applicable welfare plan of Amoco). The Purchaser shall provide the Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of the Seller under Section 4980B(f) of the Code with respect to such Employees so that the Seller will not incur any tax under Section 4980B of the Code.

                  (vi) For a period of twelve (12) months following the Transfer
            Date, the Purchaser shall establish and manage a severance benefit plan to cover the Employees with such severance benefit being a severance benefit plan substantially similar to the Amoco Corporation and Participating Affiliates Severance Plan (the "Amoco Severance Plan"). The Purchaser's severance benefit plan shall include, without limitation, a severance allowance, medical benefits, life insurance, and educational assistance, to Employees whose employment is terminated by the Purchaser following the Transfer Date or who are offered positions with the Purchaser that require a geographical relocation of more than fifty (50) miles or who suffer wage or salary reductions effected by the Purchaser during the period of twelve (12) months after the Transfer Date under circumstances that would make such Employees eligible for the severance benefits described in the Amoco Severance Plan. During this same twelve (12) month period, the Purchaser also agrees to provide an additional sixty (60) calendar days on the payroll after such Employees are notified of eligibility for severance benefits, which is consistent with the past practice and policy of Amoco and its Affiliates, and to provide up to Five Thousand Dollars ($5,000) in outplacement benefits to each such Employee, with the level of outplacement benefits actually provided being commensurate with the level of each Employee's job. For purposes of calculating the severance allowance described in the Amoco Severance Plan, as applied herein by Purchaser, "credited service" shall include each Employee's service with Amoco and its Affiliates in addition to each Employee's service with the Purchaser, its successors and its Affiliates. The amounts of each Employee's credited service with Amoco and its Affiliates immediately prior to the Transfer Date shall be delivered to the Purchaser prior to the Closing. The Purchaser also agrees to include the Seller and its Affiliates as third party beneficiaries in any release executed by Employee in order to receive the severance benefits described in the Amoco Severance Plan. The Purchaser agrees not to require Employees to execute a release in order to receive the sixty (60) calendar days on the payroll and the outplacement benefits described above. Purchaser shall be responsible for the first five hundred thousand dollars ($500,000) paid in severance benefits to any Potential Surplus Employee who is terminated either by Amoco or by Purchaser after the Transfer Date pursuant to the provisions of this section. Purchaser will reimburse Amoco for any severance benefits it provides to Potential Surplus Employees pursuant to the $500,000 maximum. Amoco will reimburse Purchaser in the event Purchaser incurs severance benefit expenses pursuant to this provision exceeding $500,000 in the aggregate. Notwithstanding the two preceding sentences, Purchaser shall be responsible for all severance benefits pursuant to this Section for all other Employees after the Transfer Date who are not Potential Surplus Employees. During the period of twelve (12) months after the Transfer Date, the Purchaser shall not be responsible for providing severance benefits under this Section if circumstances arise which cause the Purchaser to enact a salary or wage reduction, layoff, or relocation program which affects a simple majority of the Purchaser's entire work force at the time of the action.

                  (vii) Vacation entitlement accrued by Employees for the year in which the Transfer Date occurs under Amoco's vacation policy as in effect as of the Transfer Date shall be recognized by the Purchaser following the Transfer Date. Service with Amoco Corporation or any Amoco Affiliate shall be credited for purposes of the Purchaser's vacation policy following the Transfer Date.

                  (viii) With respect to all Employees who retired from
            employment with Amoco Corporation or an Amoco Affiliate prior to the Transfer Date and who have been, or are eligible to be, provided with post-retirement medical or life insurance coverage as of the Transfer Date sponsored by Amoco Corporation or an Amoco Affiliate, the Seller shall assume or retain any and all liability with respect to the provision of such coverages to such retired employees and their eligible dependents on and after the Closing. With respect to all Employees who retire from employment with Purchaser after the Transfer Date, such Employees shall be covered by Purchaser's plans that are in effect at the time of retirement.

                  (ix) Claims for workers compensation benefits for Employees arising out of occurrences prior to the Transfer Date shall be the responsibility of the Seller. Claims for workers compensation benefits for Employees arising out of occurrences subsequent to the Transfer Date shall be the responsibility of the Purchaser.

                  (x) Nothing herein shall be deemed or construed (i) to give rise to any rights, claims, benefits, or causes of action to any Employee or any other person, except the Seller or (ii) to prevent, restrict, or limit the Purchaser and its subsidiaries following the Transfer Date from modifying or terminating its pension or other benefit plans, programs, or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of subsections (i) through (x) of this Section for the benefit of the Seller.

                  (xi) The Purchaser represents and warrants that there will be no major employment losses as a consequence of the transactions contemplated by this Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C. Section 2102 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN OBLIGATIONS"). Moreover, to the extent that any WARN obligations might arise as a consequence of the transactions contemplated by this Agreement, it is agreed that the Seller shall be responsible for any WARN obligations arising as a result of any employment losses occurring prior to the Transfer Date and the Purchaser shall be responsible for any WARN obligations arising as a result of any employment losses occurring upon or after the Transfer Date. Furthermore, for the first ninety (90) days following the Transfer Date, the Purchaser shall not engage in any mass layoff, plant closing, or other action that might trigger obligations of the Seller and/or its Affiliates under the WARN Act or under any similar provision of any federal, state, regional, foreign, or local law, rule or regulation.

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
                   (xii) Prior to the Closing Date, Purchaser shall provide the
            Seller a list of current Company employee classifications that it deems to be surplus. Employees in the surplus classifications (the "Potential Surplus Employees") shall have an opportunity to seek alternate employment with Amoco Corporation or an Amoco Affiliate prior to the Transfer Date, and any Potential Surplus Employees who have not obtained alternative employment with Amoco Corporation or an Amoco Affiliate will become employees of Purchaser on the Transfer Date pursuant to Section 9.5. A list of the employees of the Company is included in Section 9.5 of the Disclosure Schedule. This list will be updated and delivered to Purchaser at least two
            (2) days prior to the Closing.

                  (g) EASEMENTS. The Seller acknowledges that certain pipelines, compressors, measurement facilities and other facilities relating thereto which are owned or leased by the Company and its subsidiaries (the "Pipelines") are located on property owned by the Seller and its Affiliates. The Seller and its Affiliates grant to the Company and its subsidiaries easements for the purposes of maintaining, inspecting, operating, protecting, repairing, replacing, changing the size of, and removing the Pipelines and all valves, fittings, devices for controlling electrolysis and cleaning the Pipeline interior, other necessary appurtenances above or below ground, and suitable markers to mark the location of the Pipelines, together with rights of ingress and egress upon, over, and through the property of Seller and its Affiliates adjacent to such easements for the purpose of constructing, operating, inspecting, repairing, maintaining, replacing, re-sizing or removing the Pipelines and appurtenances of the Company and its subsidiaries located on the easements. After the Closing, Seller and its Affiliates will execute, notarize, and record such further documents evidencing the foregoing easements as may be reasonably requested by Purchaser from time to time.

                  (h) ASSETS. After the Closing, the Seller and its Affiliates will transfer and convey to the Company and its subsidiaries all furniture, computers, telephones, copying and fax machines, supplies, and equipment, if any, used by the Company and its subsidiaries in the Ordinary Course of Business but held in the name of the Seller or its Affiliates other than the Company and its subsidiaries.

                  9.4 BENEFIT PLAN INDEMNITY. The Seller shall indemnify and hold harmless the Purchaser against any Loss suffered by the Purchaser resulting from:

                  (a) any liability, action, suit, claim, contribution, benefits, or accumulated funding deficiency payable under the terms of, or relating to, any Employee Plans of Amoco Corporation or an Amoco Affiliate (including those in which the Company was a participant prior to the Transfer Date) whether arising under the terms of such plan, ERISA, the Code or any other applicable Law;

                  (b) non-compliance of any such Employee Plans with the Code, ERISA or any Law to the extent the Code, ERISA or such Law is applicable to such Employee Plans;

                  (c) any post-retirement life insurance or medical benefits payable under any Amoco Employee Plans to any person employed by the Company after the Transfer Date;

                  (d) any liability of the Company or its subsidiaries to the Pension Benefit Guaranty Corporation relating to such Employee Plans; or

                  (e) any obligations of the Company or its subsidiaries to contribute to any multi-employer plan within the meaning of Section 3(37) of ERISA.

            Seller agrees to remain responsible for and make all payments required under the Amoco Gas Company Retention Plan.

            9.5   EMPLOYMENT MATTERS.

                  (a) TRANSITION PERIOD. Effective on the Closing Date all Employees will be transferred to an Amoco Affiliate for a period of 60 days following the Closing Date ("Transition Period"). Upon the 60th day following the Closing Date (the "Transfer Date"), all the Employees who were transferred to such Amoco Affiliate on the Closing Date shall be offered employment with the Company or an Affiliate in accordance with the provisions of Section 9.3(f) unless any such Employees have accepted alternate employment with an Amoco Affiliate or have terminated employment with Amoco Corporation and its Affiliates prior to the Transfer Date. During the Transition Period the Employees who were transferred to such Amoco Affiliate shall provide services to the Company in similar capacities as such Employees provided services to the Company prior to the Closing, in accordance with a Transition Services Agreement, the terms of which shall be mutually agreed upon by the parties prior to the Closing and shall be effective as of the Closing.

                  9.6 NEGATIVE COVENANTS. From the date of this Agreement through the Closing, neither the Company nor AETC shall (i) accept prepayment for goods (including natural gas and liquids) or services to be rendered by the Company or under any AETC Contract after the Closing or
      (ii) enter into any fixed-price, take-or-pay or ship-or-pay contracts to be assumed by the Company or its subsidiaries or the Purchaser or its Affiliates which would obligate any such parties after the Closing to purchase or sell gas at a fixed (as distinguished from floating index) price for more than 30 days or to pay for natural gas or transportation not taken or used (or demand or reservation charges therefor).

                                    ARTICLE X
                                   TERMINATION

      10.1 ABILITY TO TERMINATE. The Parties may terminate this Agreement as provided below:

            (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before December 31, 1997 by reason of the failure of any condition precedent pursuant to Sections 7.1 or 7.2 (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) the Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before December 31, 1997 by reason of the failure of any condition precedent pursuant to Sections 7.1 or 7.3 (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

      10.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties to the other Party hereunder shall terminate without any liability of any Party to the other Party; PROVIDED, HOWEVER, that the provisions contained in Sections 6.7, 9.3(b) and 9.3(c) shall survive termination; and PROVIDED, FURTHER, that any termination of this Agreement pursuant to subparagraphs (b) or (c) of Section
10.1 by reason of any breach of any representation and warranty or failure to perform or comply with any covenant or other agreement contained herein shall not relieve the breaching or defaulting Party from any liability for breach of contract to the other Party hereto.

                                   ARTICLE XI
                       INDEMNIFICATION AND RELATED MATTERS

      11.1 INDEMNIFICATION.

            (a) SELLER INDEMNIFICATION. The Seller shall indemnify and hold harmless the Purchaser against any Loss suffered by the Purchaser resulting from (i) any breach by the Seller of this Agreement including without limitation failure by the Seller to pay promptly any Taxes pursuant to Article VIII or (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by the Seller herein or in any document delivered pursuant hereto.

            (b) PURCHASER INDEMNIFICATION. The Purchaser shall indemnify and hold harmless the Seller against any Loss suffered by the Seller resulting from (i) any breach by Purchaser of this Agreement or (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser herein or in any document delivered pursuant hereto.

      11.2  ALLOCATION OF ENVIRONMENTAL LIABILITY.

            (a) ENVIRONMENTAL LIABILITY OF THE SELLER. The Seller shall remain liable and indemnify and hold harmless the Purchaser from any and all Losses of any kind relating to any release, discharge, disposal or emission of hazardous waste, hazardous substances, pollutants, contaminants, materials, products or byproducts ("POLLUTANTS") into the environment, including, without limitation, the surface or subsurface of the Real Property and/or any other property on which Pollutants from the Real Property have come to be located (hereinafter "ENVIRONMENTAL CONTAMINATION"), that occurred on or before the Closing Date; provided, however, that the foregoing indemnities shall not apply nor shall any of them be construed as covering any loss or dimunition in the value of the Real Property as a result of the presence on or under the Real Property of said Pollutants. Without limiting the foregoing, the Seller agrees to retain control, management, responsibility and liability for the following lawsuits and all appeals and progeny thereof: AQUIRRE, ET AL V. AMOCO, ET AL; TERRY, CARL, ET AL V. AMOCO CHEMICAL COMPANY AND AMOCO GAS COMPANY; and CROFTON V. AMOCO CHEMICAL COMPANY.

            (b) ENVIRONMENTAL LIABILITY OF THE PURCHASER. The Purchaser shall be liable and indemnify and hold harmless the Seller from any and all Losses relating to any Environmental Contamination that occurs after the Closing Date; except to the extent the cause of such Environmental Contamination is attributable to the Seller, its Affiliates, or their respective employees, contractors, agents, representatives or licensees. The Purchaser shall notify the Seller, in writing and by telephone, of any releases, discharges, disposal or emissions of Pollutants onto the surface or subsurface of the Real Property by the Purchaser, or by any third party, after the Closing Date, if the Purchaser has actual knowledge of such releases, discharges, disposal or emissions by such third party.

            (c) COMPARATIVE RESPONSIBILITY. As to Environmental Contamination where there is a dispute between the parties regarding whether Seller or Purchaser is responsible under Sections 11.2(a) and (b) above, the Seller and the Purchaser shall allocate liability and responsibilities with respect to remediation based on comparative responsibility. In such event, the party having the larger share of such comparative liability shall be entitled to control and manage the remediation under Sections 11.2(d) or
      (e), as the case may be. If such party does not undertake such remediation within a reasonable period of time following the discovery of the Environmental Contamination, then the other Party may do so upon thirty
      (30) days prior written notice to the other Party, during which period the Party having the larger share of such comparative liability may commence and shall be entitled to control and manage such remediation. If at the end of such thirty (30) day period such remediation shall not have commenced, the other Party may commence, control and manage such remediation. The fact that a

      Party undertakes remediation pursuant to this Section 11.2(c) shall not waive, diminish, prejudice, impair, or otherwise reduce such Party's right to indemnity under Section 11.2(a) or (b).

            (d) REMEDIATION BY THE SELLER. To the extent the Seller is liable for Environmental Contamination under Section 11.2(a) herein, the Seller shall have the right to perform or have performed at its cost, any required remediation, including dealing with any environmental agency or agencies with regard to the corrective action required, clean-up standards and appropriate work plans. With respect to any required remediation that the Seller elects to perform, the Seller may select, subject to approval by the Purchaser (such approval not to be unreasonably withheld), one or more environmental consultants to investigate and characterize all environmental contamination potentially subject to remediation, and to design and perform any required remediation. The Purchaser shall have the right, at its cost, to participate in the planning and design of any required remediation, and the Purchaser shall be provided, for review and comment, a draft of any study, workplan, report or similar document to be submitted to an environmental agency at least ten (10) working days before the Seller intends to submit it. The Seller will consider in good faith any comments made by the Purchaser with respect to any such study, workplan, report or similar document and, to the extent practicable, will incorporate such comments into the document submitted to the environmental agency. Any required remediation will be designed and performed by the Seller in a manner that complies with all environmental laws, minimizes any potential future liability of the site owner/operator, is commercially reasonable and cost effective and does not unreasonably interfere with the Purchaser's operations. The Seller shall provide the Purchaser a copy of all reports, plans and correspondence submitted to an environmental agency with respect to any required remediation thereof. In addition, the Purchaser shall have the right, at its cost, to attend and participate in any meetings, conferences or other sessions with any environmental agency concerning the required remediation and will be provided at least ten (10) days' notice of any such meetings (or the maximum number of days as is practicable if the meeting date is not set at least ten (10) days prior to the meeting). With respect to any remediation performed by or on behalf of the Seller pursuant to this Section, the Seller shall be the generator of any wastes generated in connection with such remediation and shall prepare all documents associated with such remediation in a manner that clearly identifies the Seller as the generator of the waste, including, but not limited to, the use of identification numbers issued to the Seller. Upon completion of the required remediation, the Seller shall provide the Purchaser written confirmation that the remediation plan designed as set forth above has been completed. TO THE EXTENT THAT, PURSUANT TO THIS SECTION, THE SELLER OR ITS REPRESENTATIVES OR CONSULTANTS ARE PROVIDED ACCESS TO THE REAL PROPERTY, THE SELLER SHALL REIMBURSE THE PURCHASER FOR, AND DEFEND, INDEMNIFY AND HOLD HARMLESS THE PURCHASER FROM AND AGAINST, ANY AND ALL LOSS, DAMAGE, COSTS (INCLUDING REIMBURSEMENT OF ALL REASONABLE ATTORNEY FEES AND OTHER COSTS OF DEFENSE), LIABILITY, CLAIM OR SUIT, WHETHER FOR BODILY

      INJURY OR DEATH OF ANY PERSON (INCLUDING THE SELLER'S EMPLOYEES, AGENTS AND REPRESENTATIVES), DAMAGE TO OR DESTRUCTION OR LOSS OF PROPERTY, OR OTHERWISE, ARISING IN ANY MANNER WHATSOEVER OUT OF THE SELLER OR ITS REPRESENTATIVES OR CONSULTANTS BEING GIVEN ACCESS TO THE REAL PROPERTY, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (ORDINARY OR GROSS) OF THE PURCHASER OR ANY OTHER PERSON OR ENTITY, UNLESS SUCH LOSS, DAMAGE, COST, LIABILITY, CLAIM OR SUIT WAS OCCASIONED SOLELY BY THE NEGLIGENCE OR INTENTIONAL TORT OF THE PURCHASER OR ANY OFFICER, DIRECTOR OR AGENT THEREOF.

            (e) REMEDIATION BY THE PURCHASER. To the extent the Purchaser is liable for Environmental Contamination under Section 11.2(b) herein, the Purchaser shall have the right to perform or have performed at its cost, any required remediation, including dealing with any environmental agency or agencies with regard to the corrective action required, clean-up standards and appropriate work plans. With respect to any required remediation that the Purchaser elects to perform, the Purchaser may select, subject to approval by the Seller (such approval not to be unreasonably withheld), one or more environmental consultants to investigate and characterize all environmental contamination potentially subject to remediation, and to design and perform any required remediation. The Seller shall have the right, at its cost, to participate in the planning and design of any required remediation, and the Seller shall be provided, for review and comment, a draft of any study, workplan, report or similar document to be submitted to an environmental agency at least ten (10) working days before the Purchaser intends to submit it. The Purchaser will consider in good faith any comments made by the Seller with respect to any such study, workplan, report or similar document and, to the extent practicable, will incorporate such comments into the document submitted to the environmental agency. Any required remediation will be designed and performed by the Purchaser in a manner that complies with all environmental laws, minimizes any potential future liability of the site owner/operator, is commercially reasonable and cost effective and does not unreasonably interfere with the Seller's operations. The Purchaser shall provide the Seller a copy of all reports, plans and correspondence submitted to an environmental agency with respect to any required remediation thereof. In addition, the Seller shall have the right, at its cost, to attend and participate in any meetings, conferences or other sessions with any environmental agency concerning the required remediation and will be provided at least ten (10) days' notice of any such meetings (or the maximum number of days as is practicable if the meeting date is not set at least ten (10) days prior to the meeting). With respect to any remediation performed by or on behalf of the Purchaser pursuant to this Section, the Purchaser shall be the generator of any wastes generated in connection with such remediation and shall prepare all documents associated with such remediation in a manner that clearly identifies the Purchaser as the generator of the waste, including, but not limited to, the use of identification numbers issued to the Purchaser. Upon completion of the required remediation, the Purchaser shall provide the Seller written confirmation that the remediation plan designed as set forth above has been completed. TO THE EXTENT THAT, PURSUANT TO THIS SECTION, THE PURCHASER OR ITS REPRESENTATIVES OR CONSULTANTS ARE PROVIDED ACCESS TO THE SELLER'S PROPERTY, THE PURCHASER SHALL REIMBURSE THE SELLER FOR, AND DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER FROM AND AGAINST, ANY AND ALL LOSS, DAMAGE, COSTS (INCLUDING REIMBURSEMENT OF ALL REASONABLE ATTORNEY FEES AND OTHER COSTS OF DEFENSE), LIABILITY, CLAIM OR SUIT, WHETHER FOR BODILY INJURY OR DEATH OF ANY PERSON (INCLUDING THE PURCHASER'S EMPLOYEES, AGENTS AND REPRESENTATIVES), DAMAGE TO OR DESTRUCTION OR LOSS OF PROPERTY, OR OTHERWISE, ARISING IN ANY MANNER WHATSOEVER OUT OF THE PURCHASER OR ITS REPRESENTATIVES OR CONSULTANTS BEING GIVEN ACCESS TO THE SELLER'S PROPERTY, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (ORDINARY OR GROSS) OF THE SELLER OR ANY OTHER PERSON OR ENTITY, UNLESS SUCH LOSS, DAMAGE, COST, LIABILITY, CLAIM OR SUIT WAS OCCASIONED SOLELY BY THE NEGLIGENCE OR INTENTIONAL TORT OF THE SELLER OR ANY OFFICER, DIRECTOR OR AGENT THEREOF.

            (f) ACCESS. Effective as of the Closing Date, the Purchaser hereby grants to the Seller, its employees, contractors, agents, representatives, and licensees, access to the Real Property for the purpose of testing, assessing and, if necessary, remediating the Real Property, including but not limited to: (a) the installation, monitoring and maintenance of monitoring wells, recovery wells, and other equipment and devices onto, in or around the Real Property; (b) the removal, storage and/or treatment of soils, groundwater and surface water from or on the Real Property; (c) ingress and egress, by persons, vehicles and equipment, in, across and around the Real Property; and (d) the completion of such additional related activities as may be necessary or desired by the Seller to test, assess and, if necessary, remediate any Environmental Contamination in or on the surface or subsurface of the Real Property.

      11.3  INDEMNIFICATION PROCEDURES.

            (a) NOTICE OF CLAIM. Upon obtaining knowledge thereof, a party entitled to be indemnified pursuant to Section 11.1(a), 11.1(b) or 11.2 hereof (the "INDEMNIFIED PARTY") shall notify the party liable for such indemnification (the "INDEMNIFYING PARTY") of any claim or demand which it has determined has given or could give rise to a right of indemnification under this Agreement. If such claim or demand relates to a claim asserted by a third party, the Indemnifying Party shall have a reasonable time to contest any such claim or demand and the condition's and procedures in
      Section 11.3(b) shall be followed. Subject to the Indemnifying Party's right to defend third party claims as set forth above and Section 11.3(b), the Indemnifying Party shall reimburse the Indemnified Party promptly upon demand for any payment made or Loss suffered by the Indemnified

      Party in respect of any Loss, to which this Article XI relates. Notwithstanding anything contained in this Section 11.3, with respect to remediation of Environmental Contamination the procedures described in
      Section 11.2 shall supercede the procedures described in this Section
      11.3.

            (b) CONTROL OF DEFENSE; CONDITIONS. The obligations of an Indemnifying Party under this Section 11 with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Section 11.1 above shall be governed by and contingent upon the following additional terms and conditions:

                  (i) At its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party (even if the provisions of Section 11.1 or 11.2 would or could limit such Indemnifying Party's obligation), which legal counsel shall be acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld or delayed).

                  (ii) Notwithstanding Section 11.3(b)(i) above, the Indemnified
            Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party's own expense unless (1) the employment thereof has been specifically authorized by the Indemnified Party in writing, (2) the Indemnifying Party has failed to assume the defense and employ counsel, or (3) one or more of the Indemnifying Parties is a party to such claim and there is a conflict of interest which could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the reasonable fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party.

                  (iii) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably); PROVIDED, HOWEVER, that no such consent of the Indemnified Party shall be required if such judgment or settlement contains no finding or admission of fault or guilt on the part of the Indemnified Party and such judgment or settlement contains an unconditional release of the Indemnified Party with respect to the particular matter.

      11.4 LIMITATIONS ON INDEMNIFICATION. An Indemnified Party shall not be entitled to assert any right of indemnification (x) under Section 11.1 for any Loss suffered by it after the second anniversary of the Closing and (y) under
Section 11.2 for any Loss suffered by it after the tenth anniversary of the Closing, except that (i) if there shall then be pending any dispute, claim, proceeding or action under this Agreement, the Indemnified Party shall continue to have the right to be indemnified with respect to such pending dispute, claim, proceeding or action and (ii) there shall be no time limitation on claims for indemnification for breaches of Sections 4.2, 4.4 and 5.2 of the Agreement and the time limitation for claims under Section 9.4 and claims regarding Taxes under Article VIII shall be the applicable statue of limitations for the underlying Tax or claim (including any tollings or extensions thereof). The Purchaser shall not be entitled to indemnification hereunder until the aggregate Loss suffered by it exceeds $5,000,000 ("THRESHOLD"), whereupon the Purchaser shall be entitled to indemnification hereunder by the Seller for any Loss in excess of the Threshold; provided that this limitation shall not apply to claims for income and Texas franchise taxes under Article VIII or to claims under Section 9.4. The Seller's aggregate liability under Section 11.1 shall be limited to, and shall not exceed, the Purchase Price; provided that this limitation shall not apply to claims for income and Texas franchise taxes under Article VIII or to claims under Section 9.4.

      11.5  OTHER INDEMNIFICATION PROVISIONS.

            (a) SOLE REMEDY. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant; PROVIDED, HOWEVER, that the Purchaser acknowledges that (i) its sole pre-Closing remedy for any breach of any of the representations and warranties contained in Article IV above shall be the release of its obligation to close pursuant to Section 7.2(a) above and (ii) its sole post-Closing remedy for any breach of any of the representations and warranties contained in Article IV of the Agreement shall be the indemnification provisions set forth in this Article XI.

            (b) NO CONSEQUENTIAL DAMAGES. Any indemnification obligation with respect to any breach or non-performance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by such Party by reason of such breach or non-performance. Notwithstanding anything to the contrary elsewhere in this Agreement or in the Transaction Documents, no Party or its Affiliates shall in any event be liable to the other Party or its Affiliates for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity. Each Party agrees that it shall not seek punitive damages as to any matter relating to this Agreement or the Transaction Documents or the transactions contemplated thereby.


                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 ENTIRE AGREEMENT. The Transaction Documents (including the Disclosure Schedule thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

      12.2 DISCLOSURE SCHEDULE. Any information set forth in any Section of the Disclosure Schedule attached to this Agreement or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Section of the Disclosure Schedule hereto unless it is not reasonably apparent that a disclosure in one section of the Disclosure Schedule applies to another section of the Disclosure Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Section of the Disclosure Schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for the purposes of this Agreement; PROVIDED, HOWEVER, that specification of any dollar amount in Section 4.11 is intended to imply that items exceeding such dollar amount are required to be disclosed. The information contained in the Disclosure Schedule hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including any violation of law or breach of any agreement.

      12.3 GOVERNING LAW, ETC.. This Agreement will be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice of Law or conflict provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the Laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the domestic Laws of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily apply, PROVIDED, HOWEVER, that any issue pertaining to the transfer of the Shares from the Seller to the Purchaser shall be governed by Applicable Law. The Parties each acknowledge that they were advised by counsel regarding this Agreement.

      12.4 SEVERABILITY. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

      12.5 NOTICES. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally,
(ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by next-day or overnight mail or delivery by an express courier of national repute or (iv) sent by telecopy (with verbal or electronic confirmation of receipt) or telegram.

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      IF TO THE SELLER:

            Amoco Production Company
            200 East Randolph Drive
            Chicago, Illinois  60601
            Attn: Michael G. Classen
            Mail Code 3203
            Fax Number: (312)616-0997
            Confirm Number: (312)856-7602

      WITH A COPY TO:

            Amoco Corporation
            200 East Randolph Drive
            Mail Code 2108
            Chicago, Illinois  60601
            Attn: General Attorney - Corporate
            Fax Number: 312-856-4091
            Confirm Number: 312-856-3025

      IF TO THE PURCHASER:

            Tejas Gas Corporation
            1301 McKinney, Suite 700
            Houston, Texas 77010
            Attn:  James W. Whalen
            Chief Financial Officer
            Fax Number:  713-658-9600
            Confirm Number:  713-951-3587

            with a copy to:
            P. Anthony Lannie
            General Counsel
            Fax Number:  713-650-6231
            Confirm Number:  713-951-3505

or, in each case, at such other address as may be specified in writing to the other parties.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the date after such delivery, (ii) if by certified, registered, next-day or overnight mail or delivery, on the day delivered, and (iii) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

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      12.6 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

      12.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

      12.8 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto.

      12.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties and their respective successors and permitted assigns.

      12.10 AMENDMENT, WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

      12.11 NO STRICT CONSTRUCTION; INTERPRETATION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.

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      IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase
Agreement as of the date first above written.

                                         AMOCO PRODUCTION COMPANY

                                         By: /s/ M.C. WILLIAMS
                                            Name: M.C. Williams
                                            Title: Treasurer

                                         TEJAS GAS CORP.

                                       By: /s/ RENE R. JOYCE
                                          Name: Rene R. Joyce
                                          Title: Sr. Exec. V.P.